Exhibit 2

STRICTLY CONFIDENTIAL

Execution version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of October 26, 2020 (this “Agreement”), by and between Double Double Holdings Limited, a Cayman Islands company (the “Seller”) and Biomedical Development Limited, a Cayman Islands company (the “Purchaser”). The Seller and the Purchaser shall be referred to hereinafter collectively as the “Parties” and each a “Party.” Capitalized terms not otherwise defined shall have the meanings ascribed in Section 6.1 hereof.

WHEREAS, the Seller is the owner of 775,000 Ordinary Shares of the Issuer;

WHEREAS, on the date hereof, the Purchaser has entered into an adherence agreement to that certain consortium agreement, dated as of September 18, 2019, by and among Beachhead Holdings Limited, the Seller and other parties named therein (as amended by amendment no. 1 thereto dated as of January 23, 2020 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Consortium Agreement”) and joined the Buyer Consortium (as defined under the Consortium Agreement); and

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Sale Shares (as defined below), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.            PURCHASE AND SALE

1.1            Purchase and Sale.

(a)            Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser at the First Closing (as defined below) 416,667 Ordinary Shares (the “First Closing Sale Shares”) and all of the Seller’s right, interest and title therein (including all dividends and distributions attaching thereto on or after the date of this Agreement), for an aggregate purchase price of US$50,000,040 (the “First Closing Purchase Price”) at the First Closing.

(b)            Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser at the Second Closing (as defined below) 358,333 Ordinary Shares (the “Second Closing Sale Shares”, together with the First Closing Sale Shares, collectively, the “Sale Shares”) and all of the Seller’s right, interest and title therein (including all dividends and distributions attaching thereto on or after the date of this Agreement), for an aggregate purchase price of US$42,999,960 (the “Second Closing Purchase Price”, together with the First Closing Purchase Price, collectively, the “Purchase Price”) at the Second Closing.

1.2            The Closing.

(a)            The closing of the purchase and sale of all the First Closing Sale Shares (the “First Closing”) shall take place on the date that is the third (3rd) Business Day following the date on which all of the conditions set forth under Sections 4.1 and 4.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions at the First Closing), or such other date as may be agreed by the Parties in writing; provided that in no event shall the First Closing occur prior to the later of (i) the fifth (5th) Business Day following the date that is thirty (30) days following the date on which the Schedule 13E-3 Amendment (as defined in Section 5.2 below) is first filed with the SEC and (ii) the fifth (5th) Business Day following the date that is twenty (20) days following the date that such Schedule 13E-3 Amendment is disseminated in accordance with Rule 13e-3(f) under the Exchange Act (the date on which the First Closing occurs, the “First Closing Date”); provided, further, that if the SEC notifies any Party that the transactions contemplated hereby shall not be consummated until a later date, the fifth (5th) Business Day following such later date shall, subject to the satisfaction or waiver of such conditions at the First Closing, be the “First Closing Date.”

(b)            The closing of the purchase and sale of all the Second Closing Sale Shares (the “Second Closing”) shall take place on the later of (i) the fifth (5th) Business Day from the date on which all of the conditions set forth under Sections 4.3 and 4.4 having been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of such conditions at the Second Closing), and (ii) the date falling on the three (3)-month anniversary of the date hereof or such earlier date designated by the Purchaser (the “Designated Closing Date”), provided that, if the Designated Closing Date falls on a date that is prior to the three (3)-month anniversary of the date hereof, then such Designated Closing Date shall be a date that is no earlier than the First Closing Date (the date on which the Second Closing occurs, the “Second Closing Date”).

1.3            Closing Deliveries:

(a)            At the First Closing:

(i)            the Seller shall deliver, or cause to be delivered, to the Purchaser the First Closing Sale Shares and such other deliveries by transferring the First Closing Sale Shares to the Purchaser on a delivery-versus-payment basis by crediting the First Closing Sale Shares on the books of The Depository Trust Company to the brokerage securities account(s) designated by the Purchaser, in accordance with the instructions provided by the Purchaser or its agent in advance of the First Closing; and

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A)            immediately available funds on a delivery-versus-payment basis by wire transfer into an account designated by the Seller in the amount of the First Closing Purchase Price payable by the Purchaser; and

(B)            a copy of the director resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder, including the purchase of the Sale Shares at the Purchase Price by the Purchaser.

(b)            At the Second Closing:

(i)            the Seller shall deliver, or cause to be delivered, to the Purchaser the Second Closing Sale Shares and such other deliveries by transferring the Second Closing Sale Shares to the Purchaser on a delivery-versus-payment basis by crediting the Second Closing Sale Shares on the books of The Depository Trust Company to the brokerage securities account(s) designated by the Purchaser, in accordance with the instructions provided by the Purchaser or its agent in advance of the Second Closing; and

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller immediately available funds on a delivery-versus-payment basis by wire transfer into an account designated by the Seller in the amount of the Second Closing Purchase Price payable by the Purchaser.

(c)            Unless otherwise agreed by the Seller and the Purchaser, all actions at the First Closing or the Second Closing (as applicable) are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the First Closing or the Second Closing (as applicable) have been made.

2.            PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof, as of the First Closing Date and as of the Second Closing Date:

2.1            Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance by the Purchaser of all of its obligations hereunder, including the purchase of the First Closing Sale Shares or the Second Closing Sale Shares pursuant to this Agreement, have been taken prior to the First Closing or the Second Closing (as applicable). This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2            No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax, mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3            No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, in each case, other than any filings that may be required pursuant to applicable securities law, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Shares and the consummation of the transactions contemplated herein.

2.4            Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.5            Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the purchase of the Sale Shares pursuant to this Agreement. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of its Affiliates or representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3.

2.6            Sufficient Funds. Immediately prior to the First Closing or the Second Closing, the Purchaser will have sufficient immediately available and legitimate funds to fulfill its obligations under Section 1.3(a)(ii)(A) or Section 1.3(b)(ii) (as applicable).

2.7            Seller Information. The Purchaser acknowledges that the Seller, and its Affiliates may receive or may have received, may have access to, and may be in possession of, material non-public, confidential information about the Sale Shares, the Issuer, and the Issuer’s and/or its Affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects of which the Purchaser is not aware (“Purchaser Excluded Information”). Notwithstanding the foregoing, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby, and the Purchaser acknowledges that Purchaser Excluded Information may be indicative of value of the Sale Shares that is substantially different from the Purchase Price to be paid by the Purchaser to the Seller under this Agreement. The Purchaser, on behalf of itself and its Affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases the Seller, its Affiliates and its and their respective principals, shareholders members, partners, employees, agents and representatives (such released persons and entities, collectively, the “Seller Related Parties”) from any and all claims and liabilities arising from the Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, Purchaser Excluded Information, and the Purchaser agrees to make no claim against any Seller Related Party in respect of the transactions contemplated hereby relating to the Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, such Purchaser Excluded Information.

3.            SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser as of the date hereof, as of the First Closing Date and as of the Second Closing Date:

3.1            Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance by the Seller of all of its obligations hereunder, including the sale of the First Closing Sale Shares or the Second Closing Sale Shares, have been taken prior to the First Closing or the Second Closing (as applicable). This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2            Ownership and Transfer. The Seller beneficially owns the Sale Shares, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares, other than restrictions pursuant to applicable securities law), and will transfer and deliver to the Purchaser (i) at the First Closing, valid, good and marketable title to the First Closing Sale Shares and (ii) at the Second Closing, valid, good and marketable title to the Second Closing Sale Shares, in each case free and clear of any Lien and any such limitation or restriction.

3.3            No Conflicts. The execution and delivery of this Agreement and the sale and delivery of the Sale Shares to the Purchaser and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any tax, Lien, limitation or restriction upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.4            No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, in each case, other than any filings that may be required pursuant to applicable securities law, is necessary or required for the entry into of this Agreement by the Seller or the performance by the Seller of its obligations hereunder or the sale and delivery of any Sale Shares to the Purchaser and the consummation of the transactions contemplated herein.

3.5            Purchaser Information. The Seller acknowledges that the Purchaser, and its Affiliates may receive or may have received, may have access to, and may be in possession of, material non-public, confidential information about the Sale Shares, the Issuer, and the Issuer’s and/or its Affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects of which the Seller is not aware (“Seller Excluded Information”). Notwithstanding the foregoing, the Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby, and acknowledges that Seller Excluded Information may be indicative of value of the Sale Shares that is substantially different from the Purchase Price to be paid by the Purchaser to the Seller under this Agreement. The Seller, on behalf of itself and its Affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases the Purchaser, its Affiliates and its and their respective principals, shareholders members, partners, employees, agents and representatives (such released persons and entities, collectively, the “Purchaser Related Parties”) from any and all claims and liabilities arising from the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, Seller Excluded Information, and the Seller agrees to make no claim against any Purchaser Related Party in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, such Seller Excluded Information.

4.            CONDITIONS PRECEDENT

4.1            The obligations of the Seller to consummate the First Closing and under Section 1.3(a)(i) hereof are subject to the fulfilment or waiver in writing by the Seller of the following conditions:

(a)            all of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 2.1, 2.4, 2.5 and 2.6 which shall be true and correct in all respects) on and as of the date hereof and on the First Closing Date;

(b)            the Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the First Closing) in all material respects; and

(c)            no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the First Closing.

4.2            The obligations of the Purchaser to consummate the First Closing and under Section 1.3(a)(ii) hereof are subject to the fulfilment or waiver in writing by the Purchaser of the following conditions:

(a)            all of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the First Closing Date;

(b)            the Seller has performed all of its obligations contained in this Agreement (to be performed prior to the First Closing) in all material respects; and

(c)            no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the First Closing.

4.3            The obligations of the Seller to consummate the Second Closing and under Section 1.3(b)(i) hereof are subject to the fulfilment or waiver in writing by the Seller of the following conditions:

(a)            all of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 2.1, 2.4, 2.5 and 2.6 which shall be true and correct in all respects) on and as of the date hereof and on the Second Closing Date;

(b)            the Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Second Closing) in all material respects;

(c)            no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Second Closing; and

(d)            the First Closing shall have consummated.

4.4            The obligations of the Purchaser to consummate the Second Closing and under Section 1.3(b)(ii) hereof are subject to the fulfilment or waiver in writing by the Purchaser of the following conditions:

(a)            all of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Second Closing Date;

(b)            the Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Second Closing) in all material respects;

(c)            no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Second Closing; and

(d)            the First Closing shall have consummated.

5.            COVENANTS

5.1            Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2            Schedule 13E-3 Amendment. The Parties agree to cooperate with each other and provide all information reasonably necessary to satisfy the applicable mandatory disclosure requirements under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and Section 13(d) of the Exchange Act. Each Party may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3 and in the Schedule 13D (or any amendment thereto) of the Parties relating to securities of the Issuer. As soon as reasonably practicable following the date hereof, the Parties shall cooperate to jointly prepare and cause to be filed with the SEC and to be disseminated (in accordance with Rule 13e-3(f)) an amendment to the Rule 13e-3 transaction statement on Schedule 13E-3 filed by certain members of the Consortium on February 14, 2020 (as amended on February 19, March 30, 2020 and April 24, 2020, the “Schedule 13E-3”) in respect of the entering of this Agreement and the transactions contemplated hereby (such amendment to the Schedule 13E-3, as may be further amended or supplemented from time to time, is referred to herein as the “Schedule 13E-3 Amendment”). Each Party shall promptly notify the other Party upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 Amendment. Each Party shall use its reasonable best efforts to respond jointly and promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3 Amendment. Each Party hereby represents, warrants and undertakes to the other Party that the information provided by such Party for inclusion in the Schedule 13E-3 Amendment, at each time it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact with respect to such Party as required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which such Schedule 13E-3 Amendment is made, not false or misleading, except to the extent that the information in an earlier version of the Schedule 13E-3 Amendment is amended or superseded by a later version of the Schedule 13E-3 Amendment.

5.3            The Seller and the Purchaser shall use its respective commercially best efforts to (i) consummate the First Closing no later than the tenth (10th) day from the date on which the First Closing should have taken place pursuant to Section 1.2(a) of this Agreement, and (ii) consummate the Second Closing no later than the tenth (10th) day from the date on which the Second Closing should have taken place pursuant to Section 1.2(b) of this Agreement.

6.            MISCELLANEOUS

6.1            Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong or the Cayman Islands are authorized or required by law or other governmental action to close.

“Confidential Information” means (a) all written, oral or other information obtained in confidence by one Party from the other Party in connection with the negotiation or performance of this Agreement, unless such information (i) is already known to such first Party or to others not known by such first Party to be bound by a duty of confidentiality, or (ii) is or becomes publicly available other than through a breach of this Agreement by such first Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement or the transactions contemplated herein.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hong Kong” means the Hong Kong Special Administrative Region of the People's Republic of China.

“Issuer” means China Biologic Products Holdings, Inc., a Cayman Islands exempted company.

“Ordinary Shares” means ordinary shares, par value of US$0.0001 per share, of the Issuer.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“US$” means the US Dollar, the lawful currency of the United States of America.

6.2            Termination.

(a)            This Agreement may be terminated:

(i)            prior to the First Closing, (A) by mutual written consent of the Seller and Purchaser, or (B) by the Seller or by the Purchaser, if the First Closing shall not have occurred prior to the earlier of (1) the three (3)-month anniversary from the date hereof (the “Initial Long Stop Date”) and (2) the tenth (10th) Business Day from the date on which the Seller informs the Purchaser in good faith that the SEC has no further comment on the Schedule 13E-3 Amendment (which shall have been filed and disseminated in accordance with Instruction D.4 of Schedule 13E-3 and Rule 13e-3(f) under the Exchange Act) solely with respect to the transactions contemplated hereby; or

(ii)            after the First Closing and prior to the Second Closing, (A) by mutual written consent of the Seller and Purchaser, or (B) by the Seller after consultation with the Purchaser in good faith, if the Second Closing shall not have occurred prior to the tenth (10th) day from the date on which the Second Closing should have taken place pursuant to Section 1.2(b) of this Agreement; provided that the Seller, on the one hand, and the Purchaser, on the other, shall not have the right to terminate this Agreement pursuant to Section 6.2(a)(ii)(B) if the Seller or the Purchaser, as applicable, is then in material breach of this Agreement.

(b)            In the event of termination of this Agreement pursuant to Section 6.2(a)(i) this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before relevant termination and the terms of Sections 5.2 (with respect to the entry into this Agreement), 6.2, 6.5, 6.6, 6.7, 6.8, 6.11, 6.12, 6.13, 6.15 and 6.16 shall survive any such termination.

(c)            In the event of termination of this Agreement pursuant to Section 6.2(a)(ii), the provisions in connection with the sale and purchase of the Second Closing Sale Shares under this Agreement shall forthwith become void and there shall be no liability under this Agreement on the Purchaser and the Seller; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before relevant termination and the terms of Sections 5.2 (with respect to the entry into this Agreement and the sale and purchase of the First Closing Sale Shares), 6.2, 6.5, 6.6, 6.7, 6.8, 6.11, 6.12, 6.13, 6.15 and 6.16 shall survive any such termination.

(d)            Notwithstanding the other provisions of this Section 6.2, the Parties hereby agree that in the event that the First Closing has not occurred by the Initial Long Stop Date solely due to any failure to file or disseminate the Schedule 13E-3 Amendment in accordance with Instruction D.4 of Schedule 13E-3 or Rule 13e-3(f) under the Exchange Act, then such Initial Long Stop Date shall be extended to a later date as mutually agreed by the Parties, and the Parties shall discuss in good faith and use commercially reasonable efforts to take such actions (including amending the terms of this Agreement or adopting an alternative transaction structure) as may be necessary to ensure that the acquisition of the Sale Shares (or economic interests therein) by the Purchaser (or such person designated by the Purchaser) will be consummated as soon as practicable and in a manner without causing any material detrimental effect on the rights, interests and benefits of either party hereunder.

6.3            Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4            Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5            Expenses and Taxes. The Purchaser shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and shall pay or reimburse all reasonable costs and expenses incurred or to be incurred by the Seller in connection with the transactions contemplated by this Agreement up to a maximum amount as agreed by the Seller and the Purchaser in writing. Each Party shall bear any and all liability for taxation (including but not limited to corporate income tax, capital gains tax, stamp duty, or any other levy, impost, fee or charge) for which it is liable to pay under applicable laws.

6.6            Announcements. No announcements or other public statements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the other Party and the other Party has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

6.7            Confidentiality.

(a)            Except as permitted under Section 6.8, each Party shall not, and shall direct its Affiliates and representatives not to, without the prior written consent of the other Party, disclose any Confidential Information received by it (the “Recipient”) from the other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the transactions contemplated herein.

(b)            Subject to Section 6.7(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c)            Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 6.7(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d)            Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in this Section 6.7 shall apply for a period from and including the date hereof through the date that is twelve (12) months following the termination of this Agreement pursuant to Section 6.2 or the Second Closing Date, as applicable, unless otherwise agreed by the Parties in writing.

6.8            Permitted Disclosures. Each Party may make disclosures of the Confidential Information (i) to its Affiliates, representatives and professional advisors as such Party reasonably deems necessary to give effect to or enforce this Agreement, but only on a confidential basis; (ii) to any member of the Buyer Consortium (as defined under the Consortium Agreement) or any of their respective Affiliates, but only on a confidential basis; (iii) to any investor in the Purchaser or any of their respective Affiliates, representatives and professional advisors, but only on a confidential basis; (iv) if required by applicable law or the rules or regulations of any securities exchange or governmental authority having competent jurisdiction over such Party, but only after the form and terms of such disclosure have been notified to the other Party and the other Party has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (v) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or representatives.

6.9            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.10            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the Purchaser (in the case of a proposed assignment by the Seller) or the Seller (in the case of a proposed assignment by the Purchaser) (which consent, in each case, shall not be unreasonably withheld, delayed or conditioned) and any attempted assignment without the required consent shall be void.

6.11            Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

6.12            Dispute Resolution.

(a)            Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.12 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.12(a), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(c)            The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.12, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.13            Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by international courier or by electronic mail to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

Double Double Holdings Limited

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong

Attention: Andrew Chan

Email: andrew.chan@centurium.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Gary Li; Xiaoxi Lin

Email: gary.li@kirkland.com; xiaoxi.lin@kirkland.com

If to the Purchaser, to:

18 F, Jialong International Tower

No. 19, Chaoyang Park Road

Chaoyang District, Beijing, PRC 100125
Attention: Mr. Joseph Chow
Email: chow_joseph2000@yahoo.com

With a copy to (which shall not constitute notice):

Merits & Tree Law Offices

5th Floor, Raffles City Beijing Office Tower,

No.1 Dongzhimen South Street,

Dongcheng District, Beijing, PRC 100007

6.14            Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Second Closing (or, in the event that the Second Closing has not occurred, shall survive the First Closing).

6.15            Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.16            Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Double Double Holdings Limited

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Biomedical Development Limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director